 Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SPONSORED PROJECT AGREEMENT

Agreement Number FP00013118

THIS AGREEMENT, effective as of the date of last signature, by and between Virginia Commonwealth University (hereinafter referred to as “University”) and Hoth Therapeutics having a principal place of business at One Rockefeller Plaza, Suite 1039 New York, NY 10020 (hereinafter referred to as “Sponsor”).

RECITALS:

1.	The research program contemplated by this Agreement is of mutual interest and benefit to University and Sponsor, will further the multiple missions of University (Instruction, Research and Public Service) in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for Sponsor, University and society by the advancement of science and engineering through discovery;

2.	Sponsor believes the University has skills/knowledge/etc. that may be beneficial to sponsor in fulfilling its own mission and desire to collaborate with University,

3.	University has a wide portfolio of research and development projects across the enterprise, expansive knowledge and expertise by its faculty and staff which reflect a substantial public investment as a part of its mission as a state educational institution,

4.	University wishes to utilize expertise by one of its faculty in a cooperative and collaborative research effort with Sponsor on the Project listed below,

NOW THEREFORE, in consideration of the premises and mutual covenants set forth below, the parties hereto agree to the following:

Article 1 – Definitions

As used herein, the following terms shall have the following meanings:

1.	1.1 “Project” shall mean the research described in Appendix A hereof, under the direction of Dr. Michael Peters (hereinafter referred to as “Principal Investigator”).

2.	1.2 “Intellectual Property” shall mean certain inventions and/or discoveries conceived and/or reduced to practice in performance of this Project and resulting patents, divisionals, continuations, or substitutions of such applications and all reissues thereof, upon which a University employee or agent is a named inventor.

3.	1.3 “Proprietary Information” shall mean any party’s written information and data marked proprietary or non-written information and data disclosed under this Agreement which is identified at the time of disclosure as proprietary and is reduced to writing and transmitted to the other party within sixty (60) days of such non-written disclosure.

Article 2 – Period of Performance

Period of performance shall be from June 10, 2020 to January 9, 2021 (hereinafter referred to as “Period of Performance”).

Article 3 – Research Work

University shall commence the performance of Project on the first day of Period of Performance and shall use reasonable best efforts to perform Project substantially in accordance with the terms and conditions of this Agreement.

Article 4 – Reports

The Principal Investigator shall furnish Sponsor with reports regarding Project as specified in Appendix A.

Article 5 – Fiscal Considerations

1.	5.1 Sponsor will pay $[*]for the support of the Project, payable quarterly in advance. The first payment will be due within ten days of execution of this Agreement.

2.	5.2 Payments shall be made by check or by Electronic Funds Transfer (EFT). If made by check, make payable to Virginia Commonwealth University and remit to:

Director, Grants and Contracts Accounting 800 E. Leigh Street, Suite 3100, PO Box 843039 Richmond, Virginia 23284-3039, USA

If made by EFT, make payable to Virginia Commonwealth University

BANK: [*]

BANK ADDRESS: [*]

BANK ABBREVIATION: [*]

BANK ACCOUNT NUMBER: [*]

ABA Number: [*]

OBI: Cash Compliance Coordinator, gcacash@vcu.edu

Sponsor shall note on its wire transmission that the payment relates to Funding Proposal (FP#), Principal Investigator (name of PI).

5.3 In the event of early termination of this Agreement pursuant to Article 10 hereof, Sponsor shall pay all reasonable costs and non-cancelable obligations incurred by the University as of the date of termination.

Article 6 – Publicity

Neither party to this Agreement will use the name of the other party, nor of any member of the other party’s employees, in any publicity, advertising, or news release without the prior written approval of an authorized representative of that party. Parties may consider developing joint press releases upon successful completion of the Project. The parties agree that in order for University to satisfy its internal, governmental and Conflict of Interest reporting obligations, it may identify Hoth Therapeutics as the Project sponsor, the name of the Investigator, a brief research title and the amount of funding received from Hoth Therapeutics for the Project.

Article 7 – Publications

1.	7.1 It is the purpose of this clause, in conjunction with Article 8 – Confidentiality, to balance Sponsor’s need to protect commercially feasible technologies, products, or processes with University’s public responsibility to freely disseminate scientific findings for the advancement of knowledge. University recognizes that the public dissemination of information based upon research performed under this Agreement cannot contain Proprietary Information provided by Sponsor to University under this Agreement nor should it jeopardize Sponsor’s ability to commercialize Intellectual Property developed hereunder. Similarly, Sponsor recognizes that the scientific results of Project must be publishable and, subject to the confidentiality provisions of the Agreement, may be presented in forums such as symposia or international, national, or regional professional meetings, or published in vehicles such as books, journals, websites, theses, or dissertations.

2.	7.2 University agrees not to publish or otherwise disclose Sponsor Proprietary Information that is disclosed by Sponsor to University under this Sponsored Project Agreement. Sponsor agrees that University, subject to review by Sponsor, shall have the right to publish results of Project. Sponsor shall be furnished copies of any proposed publication or presentation at least 30 days before submission of such proposed publication or presentation. During that time, Sponsor shall have the right to review the material for Proprietary Information provided by Sponsor and to assess the patentability of any invention described in the material. If Sponsor decides that a patent application should be filed, the publication or presentation shall be delayed an additional sixty (60) days or until a patent application is filed, whichever is sooner. At Sponsor’s request, Proprietary Information provided by Sponsor shall be deleted.

3.	7.3 Sponsor agrees that Investigator may be required to disclose support for the Project from Sponsor as necessary for publication in scientific journals, student theses or as required by Institutional committee such as the Conflict of Interest Committee in accordance with Institutional policies and procedures.

Article 8 – Confidentiality

1.	8.1 Prior to disclosure of Proprietary Information under this Agreement to University by Sponsor, Sponsor shall notify University of its intent to disclose Proprietary Information and University shall have the right to decline receipt of said information.

2.	8.2 Each party to this Agreement agrees to treat Proprietary Information received from the other party with the same degree of care with which it treats its own Proprietary Information and further agrees not to disclose such Proprietary Information to a third party without prior written consent from the party disclosing Proprietary Information.

3.	8.3 The foregoing obligations of non-disclosure do not apply to Proprietary Information which: (a) was known to the recipient prior to the disclosure hereunder; (b) was received from a third party not under an obligation of confidence to recipient; (c) is in the public domain at the time of disclosure hereunder or subsequently entered the public domain without the fault of the recipient; (d) has been independently developed by an employee of recipient that has not had access directly or indirectly to Proprietary Information, and recipient can substantiate any claim of independent development by written evidence; or (e) is required to be disclosed by law.

8.4 Unless otherwise agreed to in writing, neither party hereto shall have any obligation of confidentiality under this Agreement after the earliest of either the fifth anniversary of the conclusion of the Period of Performance or termination in accordance with Article 10.

Article 9 – Intellectual Property

1.	9.1 Each party shall be and shall remain the owner of any of its data, documents, know-how, information, inventions, patents, and any other intellectual property existing prior to this Project (“Background Intellectual Property”) and this Agreement shall not affect the ownership of any Background Intellectual Property. The Parties acknowledge that a licensing agreement was executed on May 18, 2020 between the VCU Intellectual Property Foundation and Hoth Therapeutics that addresses licensing rights of Hoth Therapeutics to VCU Background Intellectual property which will be utilized in the performance of this Project (“Background IP License”).

2.	9.2 Pursuant to the licensing agreement, the parties acknowledge and agree that University shall be entitled to (a) publish the scientific findings from research related to Licensed Patents; and (b) to practice the Licensed Patents for educational, research, patient care and treatment, and other internal purposes. Such reservation shall include the right to extend such right to practice under the Licensed Patents for educational and research purposes (but not for patient care and treatment, or any other internal purpose) to subsequent employers of any of the Inventors, but only to the extent that such employers are not-for-profit organizations. Such reservation shall further include the right to provide technical information, and to grant licenses under the Licensed Patents, to not-for-profit and governmental institutions for their internal research and scholarly use only, in accordance with the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources (as published in the U.S. Federal Register / vol. 64, No. 246 - 12/23/99).

3.	9.3 The purpose of this clause is to balance Sponsor’s ability to reasonably exploit, with due competitive advantage, the commercial viability of technologies, products, or processes with University’s responsibility to ensure the broadest public benefit from the results of University research. University recognizes that one of the prime reasons Sponsor has entered this Agreement Sponsor believes the University has skills/knowledge/etc. that may be beneficial to sponsor in fulfilling its own mission. At the same time, Sponsor recognizes that University has an obligation to utilize the knowledge and technology generated by University research in a manner which maximizes societal benefit and economic development and which provides for the education of graduate and undergraduate students.

4.	9.4 University will promptly disclose to Sponsor in writing any Intellectual Property made during the Project performed hereunder. Such disclosure shall be sufficiently detailed for Sponsor to assess the commercial viability of the technology and shall be provided and maintained by Sponsor in confidence pursuant to the terms of Article 8. Sponsor shall have up to ninety (90) days from the receipt of the disclosure to inform University whether it elects to have University file a patent application thereon pursuant to the procedures set forth below.

5.	9.5 Except as otherwise covered under the Background IP License, all rights and title to Intellectual Property shall be subject to Sponsor’s licensing terms below and belong to University. University, through the VCU Intellectual Property Foundation, the University’s technology transfer organization, shall grant Sponsor an option to negotiate a license to Intellectual Property. Such license shall be non-exclusive or upon Sponsor’s election (and to the extent University may be free to do so) exclusive within Sponsor’s field of commercial interest. Terms and conditions of such license, including specification of sublicensing rights and royalties, are to be negotiated in good faith and agreed upon between the VCU Intellectual Property Foundation and Sponsor. Sponsor shall have six (6) months from the date of disclosure of Intellectual Property to Sponsor to exercise its option. Sponsor shall have upon election ninety (90) days to negotiate a license, which period can be extended by mutual agreement. In the event the parties fail to reach a mutually acceptable license agreement within the above specified time period or Sponsor fails to exercise its option within the six (6) month option period, University shall be entitled to license the Intellectual Property to others.

6.	9.6 University shall promptly file and prosecute patent applications, using counsel of University’s choice after due consultation with Sponsor. University shall keep Sponsor advised as to all developments with respect to application(s) and shall promptly supply copies of all papers received and filed in connection with the prosecution in sufficient time for Sponsor to comment. Sponsor’s comments shall be taken into consideration. Sponsor shall reimburse University for all reasonable out-of-pocket costs incurred in connection with such preparation, filing, and prosecution of patent(s).

7.	9.7 Copyright to copyrightable materials, including computer software, resulting from Project shall vest in University, as per the University’s Intellectual Property Policy, with a royalty-free license to Sponsor for its non-commercial use. University shall grant Sponsor an option, under similar conditions to the option in Section 9.4, to license any such material(s) it wishes to develop for commercial purposes on reasonable terms and conditions, including a reasonable royalty, as the parties hereto agree in a subsequent writing.

8.	9.8 Sponsor understands that University must comply with the provisions of the Bayh-Dole Act. To the extent that U.S. Government approval may be deemed necessary to transfer license rights hereunder to Sponsor, Sponsor shall provide whatever reasonable assistance is required, and will reimburse University for all external costs associated therewith.

Article 10 – Termination

1.	10.1 Either party may terminate this Agreement upon ninety (90) days prior written notice to the other.

2.	10.2 In the event that either party hereto shall commit any material breach of or default in any terms or conditions of this Agreement, and also shall fail to reasonably remedy such default or breach within sixty (60) days after receipt of written notice thereof, the non-breaching party may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect. Termination shall be effective as of the day of the receipt of such notice.

3.	10.3 Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement, except insofar as Sponsor’s breach of contract for failure to make payments under Article 5 shall cause Sponsor to forfeit its rights under Article 9.4, 9.5 and 9.7. The rights and obligations of Article 8 of this Agreement shall survive termination.

Article 11 – Independent Contractor

1.	11.1 In the performance of Project, University shall be deemed to be and shall be an independent contractor.

2.	11.2 Neither party hereto is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other party enter into any contract, warranty, or representation as to any matter. Neither party shall be bound by the acts or conduct of the other.

3.	11.3 The Parties understand and acknowledge that Dr. Michael Peters, acting on his own behalf, and Hoth Therapeutics entered into an Advisory Board Agreement dated May 19,2020. The Parties agree that nothing in this Sponsored Project Agreement is intended to amend, restrict or impair any rights or obligations of Hoth Therapeutics pursuant to that Advisory Board Agreement and that nothing in the Advisory Board Agreement shall restrict or impair any rights or obligations of the University and/or Dr. Peters acting as an employee of the University in the performance of the research under this Agreement. Notwithstanding the foregoing, Hoth Therapeutics acknowledges that University must comply with University policies and applicable state law regarding the review, management and resolution of any potential conflicts of interest in research and that Dr. Peters is obligated to abide by the University’s Conflict of Interest Committee’s determination as it pertains to the activities under this Agreement. Any disclosures required for conflict of interest management shall be an authorized disclosure of information under this Agreement. In the event of a conflict between the Advisory Board Agreement and this Sponsored Project Agreement, Hoth Therapeutics agrees to notify University and Principal Investigator in writing and the Parties shall work in good faith to amend the Sponsored Project Agreement to address the conflict or shall have the option to terminate this Agreement upon written notice to the other Party.

11.4 Nothing contained within this Agreement shall impose an obligation of exclusivity on one party by the other. Both parties reserve the right to enter into and to participate in other activities (either alone or with a third party) including, but not limited to, clinical trials and sponsored research projects.

Article 12 – Liability

To the extent allowed by law, each party assumes all risks of personal injury, bodily injury including death, and property damage cause by the negligent acts or omissions of that party. Except as provided above, Sponsor shall fully indemnify and hold harmless University against all claims and costs (including counsel fees) arising out of Sponsor’s use, commercialization, or distribution of information, materials, or products which result in whole or in part from the research performed pursuant to this Agreement. Sponsor will hold University harmless from any claims arising from third party claims that the work performed hereunder infringes third party intellectual property rights. University has no knowledge of any such claims.

Article 13 – Notices

Notices, invoices, communications, and payments hereunder shall be deemed made if given by overnight courier or by registered or certified envelope, post prepaid, and addressed to the party to receive such notice, invoice or communication at the address given below or such other address as may hereafter be designated by notice in writing:

If to Sponsor: Name/Title Address City/State/Zip

If to University:

Payment Matters:

Hayley Behrmann, VP of Operations One Rockefeller Plaza, Suite 1039

New York, NY 10020

Director, Office of Sponsored Programs- Industry and Clinical Trials

Office of Sponsored Programs Virginia Commonwealth University 800 E. Leigh Street, Suite 3200 Richmond, VA 23298-0568

Director

Phone: 646-756-2997

Fax: Email:hayley@hoththerapeutics.com

Phone: 804-827-4992 Fax: 804-828-2051 Email: ospred@vcu.edu

Phone: 804-828-0033

Grants & Contracts Accounting Virginia Commonwealth University 800 E. Leigh Street, Suite 3100 Richmond, VA 23284-3039

Fax: 804-828-8644

Technical Issue: PI
Title
Campus Address

City/State/Zip
Notice given pursuant to this Article shall be effective as of the day of receipt of notice.

Article 14 – Governing Law

Dr. Michael H. Peters
Professor Fax:
601 West Main Street
Department of Chemical
and Life Science Engineering Email: mpeters@vcu.edu Virginia Commonwealth University
Richmond, VA 23284

This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia, without regard to conflict of law principles. Nothing in this Agreement will be construed as a promise by University to achieve any specific research result. In the event of a conflict between this Agreement and any attachment hereto, the terms of this Agreement will govern.

Article 15 – General Provisions

1.	15.1 Good Laboratory Practices – The Sponsor acknowledges that University does not comply with and the Project will not be conducted in accordance with the requirements of 21 CFR Part 58, Good Laboratory Practice for Nonclinical Laboratory Studies (the “GLP Regulations”). In any submission by the Sponsor to the U.S. Food and Drug Administration citing the Research, the Sponsor will state that the Research was not intended to be performed in compliance with the GLP Regulations. The Sponsor will indemnify University for all costs and expenses, including attorneys’ fees, incurred in connection with any audit or inspection by the U.S. Food and Drug Administration concerning University’s compliance or noncompliance with the GLP Regulations in the conduct of the research.

2.	15.2 Non-assignability – The rights and obligations of the parties under this Agreement shall not be assignable without written permission of the other party.

3.	15.3 Severability – If any provision hereof is held unenforceable or void, the remaining provisions shall be enforced in accordance with their terms.

4.	15.4 Entire Agreement - This Agreement contains the entire and only agreement between the parties respecting the subject matter hereof and supersedes or cancels all previous negotiations, agreements, commitments, and writings between the parties regarding the subject of this Agreement. Should processing of this Agreement require issuance of a purchase order or other contractual document, all terms and conditions of said document are hereby deleted in entirety. This Agreement may not be amended in any manner except by an instrument in writing signed by the duly authorized representatives of each of the parties hereto.

5.	15.5 Export Control Regulations – Sponsor agrees that it shall comply with all applicable export control regulations of the United States of America. The University will not accept export-controlled materials or technical information under this Agreement. Sponsor warrants that materials and technical information provided to University are not subject to U.S. Export Control laws.

Phone: 804-828-7790

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed in duplicate as of the day and year first above written.

By an Authorized Official of University

/s/ Melanie A. Wiggins
Name:	Melanie A. Wiggins
Title:	Director of Sponsored Programs Industry and Clinical Trials
Date:	6/29/2020

By an Authorized Official of Sponsor

/s/ Robb Knie
Name:	Robb Knie
Title:	CEO
Date:	June 26, 2020

Appendix A

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